SETTLEMENT AGREEMENT

This Settlement Agreement and Claim Release (“Agreement”) is made and entered into this 15th day of December 2010 between XL Specialty Insurance Company (“XL”), Arch Insurance Company (“Arch”) and U.S. Specialty Insurance Company (“USSIC”) (collectively, the “QSPs”), Loral Space & Communications Inc. (“Loral”), Mark H. Rachesky, Hal Goldstein and Sai S. Devabhaktuni (the “ Director Defendants”), and (for purposes of paragraphs 6 and 7 and 9 through 20 only) MHR1 (collectively the “Parties”).

WHEREAS, the QSPs issued to Loral policies of insurance under which each of the QSPs issued a shared percentage of a primary $40 million Limit of Liability as follows: XL, 50% or $20 million, Policy No. ELU 90609-05 (the “XL Policy”); USSIC 25% or $10 million (policy binder with Policy No. 24-MGU-05-A11375); and Arch, 25% or $10 million (policy binder with Policy No. DOX0011443-00). The XL Policy and the Arch and USSIC binders are referred to collectively as the “Policy;”

WHEREAS, three lawsuits were filed against Loral and Loral’s Directors, and captioned Babus v. Targoff, et al., No. 06-603842 (N.Y. Sup. Ct. filed Nov. 2, 2006) (the “Babus Action”), Highland Crusader Offshore Partners, L.P. v. Rachesky, et al., C.A. No. 2819-VCS (Del. Chanc. filed Mar. 21, 2007) (the “Highland Crusader Action”), and BlackRock Corporate High Yield Fund, Inc., et al. v. Rachesky, et al., C.A. No. 2808-CC (Del Chanc. filed Mar. 20, 2007) (the “BlackRock Action”). The Highland Crusader Action and the BlackRock Action were consolidated under the caption, In re Loral Space & Communications, Inc., C.A. No. 2808-VCS (Del. Chanc. filed May 9, 2007) (the “Delaware Action”) (the Babus and Delaware Actions are referred to collectively herein as the “Actions”);

WHEREAS, the QSPs advanced to Loral Defense Expenses2 totaling $10,963,288.46 for amounts incurred in the defense of Loral and Loral Directors John D. Harkey, Jr., Arthur L. Simon, Michael B. Targoff, John P. Stenbit and Dean A. Olmstead in the Actions, part of which was done pursuant to a prior partial settlement agreement, which fully and finally resolved all issues related to the aforementioned Loral Directors (the prior agreement remains in full effect as to its subject matter);

WHEREAS, the QSPs declined to provide coverage for the amount that the court in the Delaware Action ordered Loral to pay as a Plaintiffs’ fee award (the “Delaware Plaintiffs’ Fee Award”);

WHEREAS, on December 19, 2008, the QSPs commenced an action captioned XL Specialty Insurance Company, et al. v. Loral Space & Communications Inc., Case No. 650529/2008 (N.Y. Sup. Ct. filed Dec. 19, 2008) (the “Coverage Action”) seeking a declaration that the QSPs are not obligated under the terms of the Policy to provide any coverage for the Delaware Plaintiffs’ Fee Award (the “Fee Award Issue”);

WHEREAS, by Decision and Order entered February 11, 2010 (the “Summary Judgment Decision”), Loral’s Motion for Summary Judgment on the Fee Award Issue was granted, and the QSPs’ Motion for Summary Judgment on the Fee Award Issue was denied, and the QSPs subsequently appealed the decisions;

WHEREAS, the appeal of the Summary Judgment Decision on the Fee Award Issue is currently pending in the New York State Supreme Court Appellate Division, First Department (the “First Department”);

WHEREAS, on April 30, 2010, Loral filed an amended counterclaim in the Coverage Action alleging that the QSPs wrongfully refused to provide coverage for the costs of defense of the Director Defendants, who at relevant times served as directors of Loral and principals of MHR Fund Management LLC, and demanded $13,500,000.00 (thirteen million five hundred thousand dollars and no cents) for costs of defense of the Director Defendants in the Actions (the “Director Defendants Issue”);

WHEREAS, the Fee Award Issue and the Director Defendants Issue are the only two issues that remain in dispute in the Coverage Action; and

WHEREAS, the QSPs and Loral have negotiated through their respective attorneys in order to resolve the Fee Award Issue and the Director Defendants Issue in the Coverage Action.

NOW, THEREFORE, in consideration of the Parties’ promises contained herein, the Parties hereby agree as follows:

1. The QSPs will severally and not jointly pay Loral, no later than thirty days from the full and complete execution of this Settlement Agreement, the sum of $7,500,000.00 (seven million five hundred thousand dollars and no cents), with XL contributing $3,750,000.00 (three million seven hundred fifty thousand dollars and no cents) and Arch and USSIC contributing $1,875,000.00 (one million eight hundred seventy-five thousand dollars and no cents) each, for settlement of the Director Defendants Issue (the “Director Defendants Settlement Payment”).

2. The QSPs will severally and not jointly pay Loral, no later than thirty days from the full and complete execution of this Settlement Agreement, the sum of $5,000,000.00 (five million dollars and no cents), with XL contributing $2,500,000.00 (two million five hundred thousand dollars and no cents) and Arch and USSIC contributing $1,250,000.00 (one million two hundred fifty thousand dollars and no cents) each, towards a settlement of the Fee Award Issue (the “Initial Plaintiffs’ Fee Payment”).

3. (a) The QSPs will severally and not jointly pay (i) an additional $11,500,00.00 (eleven million five hundred thousand dollars and no cents), with XL contributing $5,750,00.00 (five million seven hundred fifty thousand dollars and no cents) and Arch and USSIC contributing $2,875,000.00 (two million eight hundred seventy-five thousand dollars and no cents) each, towards a settlement of the Fee Award Issue if a final judgment, after all appeals, is entered in favor of Loral declaring that the Policy covers at least $16,500,000.00 of the Delaware Plaintiffs’ Fee Award; (ii) no additional amount if a final judgment, after all appeals, is entered in favor of QSPs declaring that the Policy covers no more than $5,000,000.00 of the Delaware Plaintiffs’ Fee Award; or (iii) if a final judgment, after all appeals, is entered declaring that the Policy covers a portion of the Delaware Plaintiffs’ Fee Award (the “Covered Portion”) that is more than $5,000,000.00 but less than $16,500,000.00, an additional amount equal to the Covered Portion minus $5,000,000.00 (the “Net Covered Portion”).

(b) The amounts payable under clauses (a)(i) or (a)(iii) of this paragraph (the “Conditional Plaintiffs’ Fee Payment”) shall be payable within 30 days of entry of the final judgment containing the declaration of coverage, provided, however, that in the event that a ruling by the First Department (or on subsequent appeal, the New York Court of Appeals) specifies the Covered Portion (without remanding to the trial court for further adjudication), then the QSPs shall advance their respective shares of the Net Covered Portion within 30 days of the entry of such a ruling (an “Allocation Payment Advance”), notwithstanding and without prejudice to the parties’ rights to further appeal; and further provided that if an appellate ruling remands to the trial court for a determination of the amount of the Covered Portion, then the Insurers shall advance to Loral, within 30 days of the entry of such a remand ruling, the amount (not greater than $11,500,000.00) that Loral advises in writing is its good faith estimate of the appropriate amount of the Net Covered Amount, provided that the QSPs may make an additional payment above Loral’s estimate that the QSPs reasonably and in good faith estimate are the Net Covered Amount (each of the advances referred to in the foregoing provisos referred to herein as the “Allocation Payment Advance”). Neither the fact of the QSPs payment, nor the amount of an Allocation Payment Advance, shall be admissible or relevant in any further trial court proceedings.

4. (a) Notwithstanding anything herein to the contrary, under no circumstances, including without limitation the outcome of any further litigation concerning the Fee Award Issue, shall Loral be required to repay or return any portion of the Director Defendants Settlement Payment and the Initial Plaintiffs’ Fee Payment;

(b) The payment amounts set out in paragraphs 2 and 3(a) above (the “Plaintiffs’ Fee Payments”) are inclusive of all amounts associated with the Fee Award Issue, including any claims Loral or any other party hereto may have for interest and/or attorneys’ fees, both through the date of this agreement and hereafter incurred with respect to any further appeal or remand of the Fee Issue. Notwithstanding the foregoing, however, in the event of a Conditional Plaintiffs’ Fee Payment under clause (a)(iii) of paragraph 3, the QSPs shall pay, in addition to the Net Covered Portion, (x) interest at the New York Legal Rate (as specified in N.Y. CPLR § 5004) on the amount of the Covered Portion (or portions thereof) that is outstanding from January 7, 2009 to and including the dates of actual tender of payments (including any Allocation Payment Advances), and (y) the aggregate amount of attorneys’ fees and expenses incurred by Loral in respect of the Fee Award Issue in the Coverage Action including the fees and expenses incurred prior to this settlement in the stipulated sum of $625,000.00 (six hundred and twenty-five dollars and no cents) plus the reasonable fees incurred subsequent to this settlement; provided that the interest and fees payable pursuant to this subparagraph 4(b) shall be payable only to the extent that such interest and fees, together with the amount of the Covered Portion, do not exceed $16,500,000.

(c) If, pursuant to a final and no longer appealable ruling determining the amount of the Covered Portion, the Net Covered Portion (plus interest and fees as provided in paragraph 4(b) above) is an amount greater or lesser than the amount of an Allocation Payment Advance, then within 30 days of such ruling, Loral (where the Net Covered Portion is less than the Allocation Payment Advance) or the Insurers (where the Net Covered Portion is more than the Allocation Payment Advance), as the case may be, shall pay the other the amount of such difference, together with interest at the 30-day LIBOR rate +3% (but in no event greater than 6%) calculated from the date the Allocation Payment Advance was made to the date of such payment.

(d) Notwithstanding anything in paragraphs 3 and 4(a)-(c) to the contrary, the Insurers shall in no event be obligated to pay Loral under said paragraphs more than $11,500,000.00 in the aggregate, including any and all interest and attorneys’ fees and expenses.

5. Release by the Insureds and MHR. Upon the payments by the QSPs as set forth hereinabove, and subject to the limitations set forth in paragraph 6, the Director Defendants, and their assigns, attorneys, heir, agents, and representatives, and Loral, on behalf of itself and its respective directors, officers, employees, and principals, other than the Director Defendants but including John D. Harkey, Jr., Arthur L. Simon, Michael B. Targoff, John P. Stenbit and Dean A. Olmstead, and its affiliates, subsidiaries, parent entities, predecessors, successors in interest, assigns, attorneys, heirs, agents, and representatives, and MHR, on behalf of itself and its respective directors, officers, employees, and principals, and its affiliates, subsidiaries, parent entities, predecessors, successors in interest, assigns, attorneys, heirs, agents, and representatives, hereby unconditionally, irrevocably, and absolutely release and discharge the QSPs and each of their respective assigns, predecessors, successors, affiliates, parent entities, related entities, subsidiaries, officers, directors, partners, employees, principals, agents, representatives, reinsurers, and attorneys at law (collectively, the “QSP Indemnified Persons”), whether past or present, of and from all manner of claims, actions, causes of action, suits, debts, liabilities, accounts, losses, indemnities, obligations, claims for sums of money, controversies, settlement costs, attorney fees, court costs and expenses, damages, judgments and demands, of every kind and nature whatsoever, whether known or unknown, suspected or unsuspected, fixed or contingent (collectively, “Claims”), in connection with: (a) the Actions and the Coverage Action; (b) the Policy, including but without limitation any and all claims that have been, could have been or may be reported to the Insurer under the Policy; and (c) the investigation and settlement by the QSPs of Loral’s claims for coverage under the Policy, including without limitation all claims for breach of the covenant of good faith and fair dealing, “bad faith” or unfair claims handling practices, provided however that they do not release or discharge any claims and obligations arising out of or related to this Agreement.

6. MHR and Loral, on behalf of themselves and their respective directors, officers, employees, and principals, and their affiliates, subsidiaries, parent entities, predecessors, successors in interest, assigns, attorneys, heirs, agents, and representatives, including the Director Defendants, do not release the QSPs or the QSP Indemnified Persons in respect of any Claims arising under or related to any policy of insurance issued by one or more of the QSPs or any QSP Indemnified Person to MHR or any of its affiliates, other than the Policy.

7. Release by the Insurers. The QSPs and each of their respective assigns, predecessors, successors, affiliates, parent entities, related entities, subsidiaries, officers, directors, partners, employees, principals, agents, representatives, reinsurers, and attorneys at law, whether past or present, hereby unconditionally, irrevocably, and absolutely release and discharge the Director Defendants and their assigns, attorneys, heirs, agents, and representatives, and Loral on behalf of itself and its respective directors, officers, employees, principals, affiliates, subsidiaries, parent entities, predecessors, successors in interest, assigns, attorneys, heirs, agents, and representatives, whether past or present , and MHR, on behalf of itself and its respective directors, officers, employees, and principals, and its affiliates, subsidiaries, parent entities, predecessors, successors in interest, assigns, attorneys, heirs, agents, and representatives, whether past or present, of and from all manner of claims, actions, causes of action, suits, debts, liabilities, accounts, losses, indemnities, obligations, claims for sums of money, controversies, settlement costs, attorney fees, court costs and expenses, damages, judgments and demands, of every kind and nature whatsoever, whether known or unknown, suspected or unsuspected, fixed or contingent, in connection with: (a) the Actions, including without limitation the Director Defendants Settlement Payment and the Plaintiffs’ Fee Payments, and the Coverage Action; (b) the Policy, including but without limitation any and all claims that the QSPs or any QSP Indemnified Person may now or hereafter have for subrogation, co-indemnification or contribution; and (c) the investigation and settlement by Loral, the Director Defendants and MHR of any claim for indemnification, provided however that they do not release or discharge any claims and obligations arising out of or related to this Agreement.

8. The parties shall file the stipulation of dismissal attached hereto as Exhibit A in order to dismiss the entirety of the Coverage Action with prejudice, other than the Plaintiffs’ Fee Issue currently on appeal, subject to the terms set forth in paragraphs 3, 4, and 5 above. The parties also recognize and agree that in the event the First Department enters a ruling not containing a remand for further findings, with respect to which an aggrieved party wishes to pursue further appellate remedies, the other party agrees to execute such stipulations or consents as may reasonably be necessary to assure that the adjudication is sufficiently final to allow for such further ruling.

9. Conditions Precedent. It is an express condition precedent to the effectiveness of this Agreement that this Agreement shall have been executed by the authorized signatories for each Party as set forth below. This Agreement shall become effective on the date on which it has been signed by all of the Parties and their undersigned counsel.

10. No Admission. This Agreement is the result of a compromise such that it does not constitute and shall not be construed as an admission by any Party of any liability, coverage, wrongdoing, or responsibility on the part of either Party or of any persons or entities relating in any way thereto. It is understood and agreed that each Party expressly denies any such liability, wrongdoing or responsibility.

11. Neutral Interpretation. No Party shall be entitled to the benefit of any rule of interpretation favoring any Party, including interpretation against a Party as drafter, as each Party has had ample opportunity to contribute to this document, has been fully and independently advised by their own counsel, and denies any reliance upon any act, omission, representation, or statement by the other as any inducement to execute this Agreement.

12. Authority. Each Party to this Agreement warrants and represents that the person signing this Agreement on its behalf is duly authorized to enter into this Agreement on behalf of such Party.

13. No Assignment. The Parties represent and warrant that they have not assigned to any other person or entity any claims released pursuant to this Agreement.

14. Amendment. The terms of this Agreement are contractual and may not be changed, modified, altered, or supplemented, nor may any covenant, representation, warranty or other provision hereof be waived, except by agreement in writing signed by the Party against whom enforcement of the change, modification, alteration, interlineations, supplementation or waiver is sought.

15. Entire Agreement. The foregoing constitutes the entire Agreement between the Parties with respect to the subject matter hereof and supersede any prior agreement or negotiations.

16. Severability. The Parties agree that the provisions of this Agreement, and each portion of each provision, are severable, and that all provisions are valid and enforceable. If, however, for any reason, any portion of this Agreement is held to be void or invalid, any remaining provisions shall continue in full force and effect and, to the extent reasonably possible, be interpreted to achieve the substantive intent of the parties.

17. Choice of Law. This Agreement shall in all respects be interpreted, enforced, governed and construed by and under the laws of the state of New York.

18. Interpretation and Dispute Resolution. The Parties agree that any action by any party concerning disputes relating to this Agreement, including as to its interpretation, may be brought only in the Supreme Court of the State of New York, New York County, and may be brought only after the parties have attempted in good faith to resolve such disputes through mediation before Jonathan Marks (if available).

19. Divisions and Headings. The division of this Agreement into sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.

20. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. Copies of signatures to this agreement that are transmitted by email, facsimile, overnight delivery service, or U.S. mail shall be presumed valid.

WHEREFORE, XL, Arch, USSIC, the Director Defendants and Loral duly execute this Settlement Agreement as follows:

Loral Space & Communications Inc.
By: /s/ Michael B. Targoff Title: CEO and President Date: 8 December 2010	Attest: /s/ Avi Katz By: Senior VP, General Counsel and Secretary
Sai S. Devabhaktuni
By: /s/ Sai S. Devabhaktuni Date:	Attest: By:
Hal Goldstein By: /s/ Hal Goldstein Date:	Attest: By:
Mark H. Rachesky
By: /s/ Mark H. Rachesky Date: 12/15/10	Attest: By:
Arch Insurance Company
By: /s/ Christine Cirillo Title: Vice President Date: 12/7/10	Attest: By:
U.S. Specialty Insurance Company By: /s/ Richard Ruffee Title: Sr. Vice President Date: 12/7/10	Attest: /s/ Amanda Music By: Amanda Music
XL Specialty Insurance Company By: Rebecca Pidlak, Esq. Title: Assistant Vice President	Attest: By:

Date: 12/6/10

For Purposes of Paragraphs 5, 6 ,7 and 9 through 20 only:

MHR Fund Management LLC (and affiliates)

By: Hal Goldstein
Title: Managing Principal

Date:

4848-3324-3912, v. 2

[1]	For purposes of this Agreement, “MHR” means MHR Fund Management LLC, MHR Capital Partners Master Account LP, MHR Capital

Partners (100) LP, MHR Institutional Partners LP, MHRA LP, MHRM LP, MHR Institutional Partners II LP, MHR Institutional Partners II A LP, MHR Institutional Partners III LP, MHR Advisors LLC, MHR Institutional Advisors LLC, MHR Institutional Advisors II LLC, and MHR Institutional Advisors III LLC.

[2]	All capitalized terms have the same meaning in this Settlement Agreement as they do in the XL Policy unless stated otherwise.